Exhibit 99.1

6 November 2015
KENNEDY WILSON EUROPE REAL ESTATE PLC
(“KWE”, the “Company” or the “Group”)

TOTAL VOTING RIGHTS

Further to the announcement on 5 November 2015 made by Kennedy Wilson Europe Real Estate Plc (LSE: KWE), an LSE listed property company that invests in direct real estate and real estate loans in Europe, the Company announces that on 6 November 2015 it issued 166,019 new ordinary shares of no par value in the capital of the Company ("New Shares") to KW Investment Management Ltd. (the "Investment Manager") as part payment of the management fee due to it for the quarter ended 30 September 2015 (pursuant to the terms of the investment management agreement dated 25 February 2014 and entered into between the Investment Manager and the Company).
Application will be made to the Financial Conduct Authority ("FCA") for the New Shares to be admitted to listing on the premium segment of the Official List of the FCA and to the London Stock Exchange plc (the "LSE") for the New Shares to be admitted to trading on the LSE's main market for listed securities ("Admission"). It is expected that Admission will take place on or around 10 November 2015.
As at 5 November 2015, the Company's share capital consists of a total of 135,933,938 ordinary shares of no par value (the "Ordinary Shares"), with each such Ordinary Share carrying the right to one vote. The Company does not hold any Ordinary Shares in treasury. The total number of voting rights in KWE is therefore 135,933,938. The above figure (135,933,938) may be used by shareholders of the Company as the denominator for the calculations by which they will determine if they are required to notify their interest in, or a change in their interest in, the share capital of the Company under the Company's articles of association and the FCA's Disclosure and Transparency Rules.
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